KEYON COMMUNICATIONS HOLDINGS, INC.

List of Subsidiaries

Name	Jurisdiction
KeyOn Communications Inc.	Nevada

KeyOn Communications, LLC	Nevada
KeyOn Pahrump, LLC	Nevada
KeyOn Pocatello, LLC	Nevada
KeyOn Idaho Falls, LLC	Nevada
KeyOn Grand Junction, LLC	Nevada
KeyOn Siris, LLC	Nevada
KeyOn SpeedNet, LLC	Nevada